                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the use of our report dated February 19, 2001 included herein with respect to the consolidated balance sheets of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ending December 31, 2000, and to the reference to our Firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP



Los Angeles, California


August 30, 2001